Exhibit 10.27

EMPLOYMENT CONTRACT FOR AN INDEFINITE PERIOD

SEPTEMBER 23, 2025

Between

Viskase GmbH

and

R.M. Schouten

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EMPLOYMENT CONTRACT

THE UNDERSIGNED:

(1)	Viskase GmbH, having its registered office in Bomlitz, Germany and its principal place of business at (29699) August-Wolff-Straße 13 in Bomlitz, Germany, duly represented in this matter by its sole shareholder Viskase S.A.S. having its registered office in Beauvais, France and its principal place of business at (60000) 10 chaussée Feldtrappe in Beauvais, France, represented by its president having sole representational power, Mr. Tim Feast, hereinafter the Employer; and

(2)	Mr. Robert Martijn Schouten, born on March 18, 1977 and currently residing a [***[[*****] [*****]*****]**] hereinafter the Employee;

jointly referred to as the Parties and each individually as the Party.

WHEREAS:

(A)	the Employee will be fulfilling the role of Vice President and General Manager in the combined regions of Europe, Middle East & Africa (EMEA) and Asia-Pacific (APAC and together with EMEA: the Region) within the Employer’s group parent company, Viskase Companies, Inc. (the Parent); and

(B)	the Employee will be employed by the Employer and the Parties wish to lay down the terms and conditions of employment in this employment contract (the Employment Contract).

HAVE AGREED AS FOLLOWS:

1.	START DATE AND POSITION

1.1	The Employee enters into the Employment Contract with the Employer with effect from 29 September 2025.

1.2	The Employee will be employed by the Employer in the position of Vice President and General Manager in the Region within the Parent with the job description set out in Annex 1 to this Employment Contract, and undertakes to perform, to the best of the Employee’s ability, all the work related to the Employer’s business that can reasonably be assigned to the Employee by or on behalf of the Employer. The Employee undertakes to act in accordance with the instructions given by or on behalf of the Employer.

1.3	The Employee undertakes to also carry out other work or to fulfil another position, insofar as this can reasonably be requested from the Employee and the work instructed is related to the business of the Employer. The Employee will, at the request of the Employer, also perform work for any direct or indirect subsidiary or parent company of the Employer, any direct or indirect subsidiary company of such parent company, or any other group company of the Employer within the meaning of Article 2:24b of the Dutch Civil Code (Group Company and together: the Group Companies).

1.4	The nature of the Employee’s position requires that the Employee has to travel frequently to locations outside of the Netherlands, approximately 50% especially initially to establish key relationships.

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1.5	The Employee declares and guarantees to the Employer that there are no impediments (through an agreement, in writing or not in writing, regulations, court rulings or orders, or otherwise, including a non-competition or non-solicitation clause), directly or indirectly, to the entering into of the Employment Contract, the performance of the work or the fulfilment of obligations for the Employee arising from the Employment Contract. The Employee indemnifies the Employer against any claims, costs, damages, liabilities or expenses that may arise for the Employer, on any ground whatsoever, as a result of such impediments.

1.6	The Employee declares that at the time of signing this Employment Contract, there are no criminal, compliance or professional conduct-related investigations or proceedings, whether initiated, pending or concluded in respect of the Employee, either in a private capacity or in a professional capacity, all in the broadest sense. If, after signing of the Employment Contract, such investigation or procedure is or will be initiated against the Employee, the Employee will be obliged to fully inform the Employer immediately and to keep the Employer fully informed at all times of the progress of the investigation or procedure.

2.	PLACE OF WORK

2.1	At the time of entering into the Employment Contract, the place where the work will be performed is the Employee’s home address referred to in point (2) of this Employment Contract.

2.2	The Employer reserves the right to unilaterally change the place where the work is carried out insofar as this can reasonably be required of the Employee.

2.3	The Employer, together with the Employee, will ensure a good and safe home office for the Employee that is designed in a manner suited to the personal characteristics of the Employee, unless this cannot reasonably be required from the Employer.

2.4	The Employee, together with the Employer, is obliged to ensure that the home office meets and continues to meet the requirements laid down in the applicable laws and regulations relating to working conditions at that time.

2.5	The Employee will cooperate with an announced visit by the Employer or the occupational health and safety expert to the private home of the Employee in order to check the home office against the requirements laid down in the applicable laws and regulations relating to working conditions at that time.

2.6	If, at any time, the home office does not meet the requirements laid down in the applicable laws and regulations relating to working conditions at that time, the Employee is obliged to carry out the work at the office of the Employer until the home office does (again) meet said requirements.

3.	DURATION AND TERMINATION

3.1	The Employment Contract is entered into for an indefinite period.

3.2	The Employment Contract ends in any event by operation of law, without notice of termination being required, on the date on which the Employee reaches the state pension age (AOW-gerechtigde leeftijd) applicable to the Employee.

3.3	Without prejudice to the above, the Employment Contract may be terminated by either Party with due observance of a notice period of 4 months for the Employer and a notice period of 2 months for the Employee.

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3.4	With regard to the other aspects of termination of the Employment Contract, the applicable laws and regulations as laid down in the Dutch Civil Code (Title 7.10) and the regulations as included in Clause 18 as applicable from time to time, apply.

4.	SALARY AND HOLIDAY ALLOWANCE

4.1	The salary is EUR 25,000 gross per month. This salary is including holiday allowance. The salary, subject to any applicable deductions, is transferred monthly to the Employee’s bank account as known to the Employer. The Employee agrees to the electronic provision of the salary slip. Employee may be eligible for annual increase in salary at the Company’s discretion.

4.2	The Employee shall be eligible to participate in the Management Incentive Plan (MIP), up to 60% of the gross salary mentioned in paragraph 4.1 above (terms shall be provided separately) as long as this bonus and this plan will be maintained by the Parent. For the first year of employment, any bonus paid under this program is prorated for actual time worked in the position. To be eligible for a bonus payment, the Employee must be an active employee on the date the bonus is paid. The bonus compensation will be subject to all terms and conditions of the MIP (or its successor plan) document maintained by the Parent, which is subject to change at any time. The granting of a bonus in any certain year does not entitle the Employee to a bonus in another year.

4.3	In addition, to the compensation described above, a Long-Term Incentive Plan (“LTIP”) is currently being developed. The details of the LTIP will be provided at a later date. Any award under the LTIP will be payable in accordance with and subject to the terms and conditions of the plan document as approved by the Compensation Committee of the Board of Directors of Viskase Companies, Inc. Eligibility to participate in the LTIP is at the discretion of the Compensation Committee of the Board of Directors of Viskase Companies, Inc.

4.4	The granting of any bonus or variable remuneration in any certain year does not entitle the Employee to a bonus in another year.

5.	WORKING HOURS AND OVERTIME

5.1	The customary number of working hours is 40 per week.

5.2	The nature of the work of the Employee entails that the customary number of working hours set out in Clause 5.1 of this Employment Contract may be exceeded. The Employee undertakes to work overtime at the Employer’s request, to the extent that, in the Employer’s opinion, business conditions so require.

5.3	The compensation for working overtime is deemed to be included in the Employee’s fixed salary. That means that no separate compensation for working overtime is due to the Employee.

6.	TRAVEL AND EXPENSES

6.1	Business expenses incurred by the Employee are reimbursed in accordance with the expenses scheme as applicable from time to time at the Employer and the Parent.

6.2	The Employee will be granted a maximum monthly allowance of EUR 1815 (inclusive of VAT) for a company car for the professional performance of the Employee’s duties and for private use, in accordance with the company car scheme as applicable at the Employer from time to time. Taxes on the financial advantage of the private use are borne by the Employee. The company car including all documents and accessories shall be returned to the Employer at the end of employment. The Employee will not have any right of retention with regard to these items. The Employee is authorised to use the vehicle entrusted to it for personal purposes in accordance with the terms and conditions defined by the Employer.

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7.	HOLIDAYS

7.1	The Employee will be entitled to 30 days of holiday per year. The statutory time limits and expiry dates apply. When taking holidays, the Employee will take into account the interests of the Employer.

7.2	If the Employment Contract commences and/or ends in the course of the year or if the number of working hours per week changes, the number of days of holiday will accrue on a pro rata basis.

7.3	With regard to entitlement to other (fully or partially) paid leave, the applicable laws and regulations (including the Dutch Work and Care Act, Wet arbeid en zorg) and the regulations as included in Clause 18 as applicable from time to time, apply.

8.	SICKNESS

8.1	In the event of sickness within the meaning of Article 7:629 of the Dutch Civil Code, the Employee must report sick to the Employer as soon as possible, but not later than at nine o’clock on the first day of sickness. The Employee shall comply with the rules on notification and inspection of sickness as applicable from time to time at the Employer.

8.2	In the event of sickness, the Employee is entitled to payment of 100% of his base salary as defined in clause 4.1 of this Agreement salary during the first 6 weeks of sickness. As of week 7 until the end of the obligations based on Article 7:629 Dutch Civil Code, the Employee is entitled to payment of 70% of his base salary.

8.3	If and insofar as the Employee can assert a claim for damages against a third party due to loss of income in connection with the Employee’s sickness referenced in Clause 8, the Employee will assign such claim to the Employer if and insofar the Employer requests the Employee to do so.

8.4	If the Employment Contract ends and the Employee becomes incapacitated for work (arbeidsongeschikt) within four weeks after the end of the Employment Contract, the Employee must immediately inform the Employer of this.

9.	PENSIONS

The Employer has no pension scheme in place in which the Employee will participate. Therefore, no offer for a pension agreement within the meaning of the Dutch Pensions Act (Pensioenwet) will be made to the Employee. Also, the Employee will not receive a compensation from the Employer to take out a possible private old-age provision and/or death cover and/or a provision for incapacity for work.

10.	CONFIDENTIALITY

10.1	Except with the Employer’s prior written consent, the Employee undertakes, both during the existence of the Employment Contract and after the Employment Contract has been terminated for any reason whatsoever, not to disclose in any manner whatsoever (including social media expressions), whether directly or indirectly, to anyone (including other personnel of the Employer, unless such personnel needs to be informed in connection with their work for the Employer) any confidential information concerning or relating to:

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(a)	the business of the Employer;

(b)	the customers (klanten), suppliers and other relations of the Employer;

(c)	trade secrets as defined in the Dutch Trade Secrets Act (Wet bescherming bedrijfsgeheimen), and

(d)	any other business information relating to the Employer of which the Employee has become aware as a result of the employment with the Employer and that the Employee knows or should know to be of a confidential nature.

10.2	In particular if the Employee works from home, the Employee will take all appropriate precautions to: (i) secure business information (both on paper and electronic) relating to the Employer, (ii) prevent unauthorised access to and use of the Employer’s business property (including computers, laptops and tablets (if any)) and business information relating to the Employer and (iii) ensure the confidentiality and integrity of all business information relating to the Employer. The Employee is, amongst others, obliged to consistently:

(a)	shut down or log off the computer, laptop and tablet, insofar as applicable, when the Employee is not working for the Employer; and

(b)	store work-related documents in a secure manner so that third parties, including members of the Employee’s household, cannot gain knowledge of these documents.

Furthermore, the Employee will not share work-related passwords with third parties, will not receive documents, cases or property from customers (klanten), suppliers and other relations of the Employer at the home address and will and does not hold or participate in physical work-related meetings at the home address.

10.3	The Employee is obliged to immediately and fully hand over to the Employer all confidential information as referred to in this Clause 10 at the end of the Employment Contract, or at the first request of the Employer (for example in the event of sickness or non-activity for any reason), or to destroy it if the Employer so desires.

10.4	In this Clause 10, the term Employer also means any of its Group Companies including the Parent.

10.5	This Clause 10 is without prejudice to any of the Employee’s rights and obligations under applicable law and regulations (as applicable from time to time), including but not limited to the Dutch Whistleblowers Protection Act.

11.	DOCUMENTS AND COMPANY PROPERTY

11.1	The Employee is prohibited from keeping in possession, both in electronic or physical form, in any way any correspondence, documentation, information carrier, copies thereof and other property made available by any of the Employer and its Group Companies, to the Employee (including but not limited to credit cards, mobile communication devices, keys, documents, handbooks, financial information, plans, USB sticks and other data carriers, access cards, laptop and/or tablet including accessories), except insofar and to the extent this is necessary to perform the duties for the Employer. In any event, the Employee is obliged to immediately and fully hand over to the Employer such correspondence, documentation, other information carriers, copies thereof and other property made available to the Employee at the end of the Employment Contract or at the first request of the Employer (for example in the event of sickness or non-activity for any reason).

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11.2	The Employee shall not, under any circumstances, store, transfer, or otherwise process any files, documents, data and other information belonging, concerning or otherwise relating to any of the Employer and its Group Companies on any personal devices or information carriers. This includes, but is not limited to personal computers, laptops, tablets, smartphones and external storage devices that have not been expressly authorized by the Employer. In addition, the Employee is strictly prohibited from sending, forwarding, or otherwise transmitting such files, documents, data and other information to any personal email addresses, messaging applications, cloud storage services or other personal accounts.

11.3	In the event of sickness or non-activity of the Employee (for any reason whatsoever), the Employer is entitled to refuse the Employee access to business information and the use of company property, including but not limited to the Employer’s intranet, email accounts, electronic platforms and subscriptions.

12.	PROTECTION OF PERSONAL DATA

12.1	The Employer will process personal data in accordance with the Employee Data Protection Policy.

12.2	The Employee, when processing personal data, will at all times act in accordance with the instructions of the Employer and the applicable policies such as the Employee Data Protection Policy and the regulations and guidelines of the Employer as published on the Employer’s intranet.

13.	INTELLECTUAL PROPERTY RIGHTS

13.1	It is the intention of the Parties that all (intellectual property) rights relating to inventions and works, including but not limited to patents, copyrights, trademark rights, model rights, database rights, domain names and rights related to know-how, including any applications for such rights and claims in respect thereto, related to all inventions and works created within the framework of and/or in connection with the performance of the Employment Contract through the actions of the Employee (the Intellectual Property Rights or Intellectual Property Right) will be vested in the Employer.

13.2	Insofar as certain Intellectual Property Rights are not vested in the Employer by operation of law, the Employee hereby assigns these Intellectual Property Rights in advance to the Employer, which assignment the Employer hereby accepts in advance. This assignment is exclusive, irrevocable, unconditional and with full and unencumbered ownership. The Intellectual Property Rights are assigned in the broadest meaning of the word for all the present and future forms and conceivable manners of exploitation (including disclosure, reproduction and editing), insofar as permitted under Dutch law. This assignment has effect globally for the entire duration of the protection of the Intellectual Property Rights, including any extensions of this duration.

13.3	The Employee will, at the expense of the Employer, comply with each request from the Employer to enable it to effect the assignment of Intellectual Property Rights as provided for in the Employment Contract, including entering into additional deeds of assignment, cooperating with the registration of any Intellectual Property Right and the naming of the Intellectual Property Rights in the registers. In connection with the above, the Employee hereby grants an irrevocable authorisation to the Employer - and will insofar as necessary cooperate with the Employer - to do all that is necessary to give effect to this assignment, including the preparation and signing of deeds. The Employer and the Employee expressly exclude the application of Article 3:68 of the Dutch Civil Code.

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13.4	Insofar as permitted under Dutch law, the Employer has the exclusive right to determine whether, when and how the objects to which the assigned rights pertain will be exploited.

13.5	The compensation received by the Employee under the Employment Contract must be considered as fair compensation for all obligations and responsibilities resulting from this clause 13, including but not limited to the transfer of Intellectual Property Rights. This compensation includes compensation within the meaning of Article 12 of the Dutch Patent Act 1995 (Rijksoctrooiwet 1995) and also serves as a fee for each form of exploitation of the work, known or unknown at the time of signing of this Employment Contract.

13.6	Insofar as permitted under Dutch law, the Employee hereby waives personality rights (persoonlijkheidsrechten) within the meaning of Article 25 of the Dutch Copyright Act (Auteurswet). Insofar as a waiver is not possible, Employee declares not to invoke personality rights.

13.7	Any applications or submissions for registration of an Intellectual Property Right will be arranged by the Employer, in the Employer’s name and at the Employer’s expense. The Employee will not file any applications for registration of an Intellectual Property Right without the explicit written approval of the Employer.

13.8	If, in the performance of the Employment Contract, the Employee creates or produces objects or works, tangible or intangible, or any other product that qualifies for protection as an Intellectual Property Right, for which an application or filing for registration is necessary for the acquisition of an Intellectual Property Right, the Employee will timely inform the Employer of this and cooperate with the Employer to enable it to arrange such application or filing.

13.9	The Employee agrees to keep the details of the objects or works, tangible or intangible, or any other product that qualifies for protection as an Intellectual Property Right, that the Employee creates or produces in the performance of the Employment Contract confidential, save with the express approval of the Employer, and to refrain from performing acts that may endanger the validity of the Intellectual Property Rights or that may restrict the scope of protection of the Intellectual Property Rights.

13.10	The Employee will inform the Employer as soon as becoming aware of (the threat of) an infringement of the Intellectual Property Rights.

13.11	The Employee agrees to assist the Employer, at the request and the expense of the Employer, in defending and maintaining the Intellectual Property Rights.

13.12	This provision and the ensuing rights and obligations continue to have effect after termination, for any reason, of the Employment Contract.

14.	ANCILLARY ACTIVITIES

14.1	Without the Employer’s prior written consent, the Employee will not accept (i) any paid work with or for third parties, (ii) time-consuming or otherwise substantial unpaid work with or for third parties or (iii) any work with or for third parties that may harm any of the Employer’s interests and will refrain from performing activities on own account.

14.2	The Employer will only withhold written consent if this can be justified on the basis of an objective ground as referred to in Article 7:653a(1) of the Dutch Civil Code, including but not limited to the health and safety of the Employee, the protection of business confidentiality, the avoidance of conflicts of interest and/or the protection of the good name and reputation of the Employer. Each situation will be judged on its own. Lack of an objective ground in one particular case does not automatically lead to lack of an objective ground in another case. The lack of an objective ground in a specific case therefore does not affect the legal validity of this Clause 14 in all other respects.

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15.	NON-COMPETITION AND NON-SOLICITATION

15.1	Given the Employee’s duties and responsibilities, Employee shall have access to confidential and strategic information. As such information is essential for the Employer and the Group Companies, the Employee expressly undertakes, in the event the present Employment Contract should be terminated for any reason whatsoever by either party and starting as of the effective date of departure to refrain from:

(a)	joining or taking an interest, whether direct or indirect, in any capacity or manner whatsoever, (including without limitation, as a company officer, manager, administrator, employee, consultant, shareholder, partner) for his own behalf or on behalf of third parties, to any company or business having a competing activity with the Employer’s, that is to say manufacturing, sales activities and transformation of identical or similar products to those manufactured and distributed by the Employer (i.e. currently cellulosic and plastic casings); and

(b)	directly or indirectly, in any capacity or manner whatsoever, contact, solicit, canvass or approach with any natural or legal person with the purpose of manufacturing or distributing competing products to the Employer’s, as mentioned in this clause 15.1.

15.2	The Employee expressly accepts this non-compete and non-solicitation clause and acknowledges that it is necessary to the protection of the Employer’s legitimate interests and of the Group Companies’ to which it belongs.

15.3	The present non-compete and non-solicitation clause shall apply for a one (1) year duration, effective from the date of the Employee’s effective departure and is limited to the countries that are members of the European Union, United Kingdom, Russia, the United States of America, Thailand and the Philippines.

15.4	In return for such prohibition to compete and solicit, the Employee shall receive during the entire duration of this clause a monthly indemnity of a gross amount equal to 50% of the Employee’s last base fix gross salary, at value at the date of his effective departure, any other elements of remuneration that would come in addition to the base salary being excluded (the N-C/N-S Indemnity). This compensation shall include relating vacation indemnity. This compensation shall be paid every month. A breach of this non-compete and non-solicitation obligation will cause the Employer’s obligation to pay the N-C/N-S Indemnity to lapse automatically.

15.5	The Employer may decide to unilaterally release the Employee from this non-compete and non-solicitation obligation and correspondingly to be released from the obligation of the N-C/N-S Indemnity, provided this release is notified to the Employee within fifteen (15) days after the effective termination of his duties.

15.6	In this Clause 15, the term Employer also means any of its Group Companies including the Parent.

16.	SOCIAL MEDIA

16.1	The Employee will not make any statements on social media that could damage the reputation of any of the Employer and its Group Companies. The Employee must at all times comply with the social media policy as set out in the Viskase Employee Handbook, as amended from time to time at the Employer.

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16.2	Ultimately one month after the end of the Employment Contract, the Employee will truthfully change the Employee’s status, job and position on social media, including but not limited to LinkedIn, Facebook, Instagram and X (formerly known as Twitter), in such manner that it is clear that the Employee has no further involvement with any of the Employer and its Group Companies as of the date of termination of the Employment Contract.

17.	PENALTY

17.1	If the Employee acts contrary to one or more of the obligations ensuing from the provisions of Clause 15 of this Employment Contract, the right to payment of the N-C/N-S Indemnity shall lapse automatically. In such case, in addition to the reimbursement of the N-C/N-S Indemnity already paid by Employer, the Employer will be entitled to seek full damages. This penalty clause does not affect the Employer’s right to claim performance.

17.2	The Employee retains the obligations ensuing from the provisions of Clauses 15, and 17.1 of this Employment Contract vis-a-vis the Employer if the Employer’s business or any part thereof is transferred by the Employer to a third party within the meaning of Articles 7:662 et seq. of the Dutch Civil Code and the Employment Contract ends prior to or at the time of the transfer, while the Employee would have entered the employment of the acquiring party by operation of law if the Employment Contract had continued.

18.	OTHER REGULATIONS

18.1	Subject to the provisions of the Employment Contract, the terms and conditions of employment adopted by the Employer or the Parent from time to time, as laid down in the employee handbook, apply, as well as all other policies and regulations that apply to the employees of the Employer or the Parent from time to time. A copy of these terms and conditions and policies and regulations has been made available to the Employee and can be consulted on the Employer’s intranet. In the event of conflict between the Employment Contract and one or more of the above-mentioned terms and conditions and policies and regulations, the Employment Contract shall prevail.

18.2	The Employee acknowledges to be bound by the terms and conditions and policies and regulations referred to in Clause 18.1, as they apply from time to time at the Employer or the Parent. As such, the Employee herewith agrees in advance to possible future amendments.

19.	AMENDMENT

The Employer reserves the right to unilaterally amend the provisions of the Employment Contract if the Employer’s interest outweighs, according to the principles of reasonableness and fairness, the possible interest of the Employee that would be harmed by the amendment.

20.	VARIOUS

20.1	This Employment Contract constitutes the entire agreement between the Employee and the Employer. This Employment Contract sets aside all previous agreements between the Employee and any of the Employer and its Group Companies, insofar as it concerns the performance of work or the employment relationship in a broader sense, and replaces these agreements. After this Employment Contract has been signed, the Employee and the Employer can no longer derive any rights from said agreements which have been superseded herewith.

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20.2	The voidness of one or more of the provisions of this Employment Contract does not render the other provisions void as well. The Employee and the Employer hereby agree that a void provision will be converted by operation of law into a valid provision that by its nature and purport will as closely as possible resemble the void provision.

21.	APPLICABLE LAW AND CLA

21.1	The Employment Contract and all contractual and non-contractual obligations ensuing from or connected to it are governed by Dutch law.

21.2	No collective labour agreement applies to the Employment Contract.

< Signatures on next page >

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SIGNATORIES

This Employment Contract has been agreed and executed in duplicate on 9/25/2025 2025 by:

Viskase GmbH		Robert Martijn Schouten

Signed by:	/s/ Tim Feast	Signed by:	/s/ Robert Martijn Schouten
By:	Tim Feast
Its:	Authorised representative

Date:	9/25/2025	Date:	9/25/2025

Place:	Arlington Heights, Illinois, USA	Place:	[*****]

Annex [1]: Viskase Companies, Inc. - Job Description

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ANNEX 1

VISKASE COMPANIES, INC. - JOB DESCRIPTION

POSITION TITLE: VP / General Manager - EMEA/AP	REPORTS TO: Tim Feast, CEO
DATE PREPARED: June 5, 2024	☐ NEW POSITION ☐ REVISED DESCRIPTION
STATUS: (Check One) ☒ Full Time ☐ Part Time ☐ Co-Op ☐ Temporary ☐ Contractor ☐ Intern
SHIFT : Days	FLSA STATUS: ☒ Exempt ☐ Non-Exempt ☐ Hourly
LOCATION: Lombard	DEPARTMENT:
JOB CODE:	JOB GRADE:

POSITION PURPOSE:
Lead and drive the Viskase business in the EMEA/AP region. Review and improve organizational effectiveness by developing processes, overseeing employees, establishing a highly motivational work environment, and driving execution in sales and operations. Responsible for implementing business strategies, ensuring the effectiveness of the sales organization and delivering planned growth in sales and margins. Leads operations in the region, including oversight of plants in Europe and Asia Pacific, with responsibility for achieving output, unit cost and productivity goals. Utilizes supply chain processes and organization to effectively deliver high service while managing inventory, plant schedules and cash. Drives P&L performance maintains a top-line orientation while striving to maximize operating income.

Main focus of this search must be the proven ability to lead a B2B business unit and ensure that all functions deliver the performance necessary for bottom line results. This is the most important aspect of the search. Strong capability in driving operational improvement is essential and will be more important than specific sales experience (although oversight of key customers and responsibility for growing top line should be within candidates’ experience).

ESSENTIAL RESPONSIBILITIES/DUTIES:

-       Deliver planned EBITDA and operational cash flow for the EMEA/AP region.

-       Develop budget and operating plans for the region. Oversee execution of those plans to deliver committed financial results. Develop effective business strategies that leverage the strengths of the organization versus evolving market trends and competitive landscape.

-       Drive profitable sales growth in the region, overseeing commercial processes to deliver profitable business mix and enhanced margins. Develop strategic customer relationships and support the commercial team at key accounts.

-       Oversee operations and ensure that goals are met for safety, quality, cost, delivery, and productivity improvement; work directly with plant leadership to implement targeted Lean tools.

-       Build and manage the regional organization and ensure the talent exists to achieve the region’s strategic goals; create a culture of accountability, results orientation, creativity, and success.

-       Implement supply chain tools and processes as developed by global S&OP to optimize inventory levels and effectively utilize cash. Achieve top class OTIF.

-       Contribute to development of global business strategy. Maintain knowledge of competitors’ capabilities, activities, and apparent strategies.

-       Operations – 40%

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o       Optimize operations across plant, minimizing costs while delivering required quality, capacity and service

o       Drive improvements in waste and operational efficiency; actively manage spending and capital requirements

o       Build on standardized daily management processes

-       Commercial — 40%

o       Implement strong commercial processes to manage customer contracting, sales growth, product complexity

o       Develop effective commercial strategies

o       Manage mix and margins

o       Build an effective commercial team in the region

-       Supply Chain — 10%

o       Ensure effective and reliable supply chain management.

o       Utilize processes, systems and monthly S&OP cadence to achieve improvement in OTIF, inventory, financial forecast accuracy

o       Oversee global S&OP process and capacity planning

-       Finance - (10%)

o       Drive P&L performance, including budget attainment; maintain a heavy focus on operating income.

o       Maintain a focused set of priorities and leverage them to drive financial upsides

o       Deliver effective financial projections and utilize analytics to focus activities and improve results

-       Reporting Structure: Direct Reports

o       Commercial Director, EMEA

o       General Manager, AP

o       Director of Operations

o       Managing Director, Poland

o       Global Director, S&OP

o       Head of Applications

o       Finance Director (reports to CFO directly)

JOB REQUIREMENTS:

Bachelor’s degree in business or related discipline, MBA ideal

Minimum 10+ years proven organizational leadership in business, commercial and/or manufacturing roles.

Proven success in driving operations improvements through plant leadership

Proven success in achieving profit goals through multiple business levers, including commercial (volume, price, mix)

Must be numbers driven, fact-based

Manages conflict well. Encourages healthy debate, Challenge status quo, continuously improves processes.

Strategic thinker, leads by influence and drives stakeholder alignment.

Travel expectation 50% especially initially, to establish key relationships.

This document is not an “all encompassing” list of job duties. Some requirements are subject to possible modification to reasonably accommodate individuals with disabilities. Some requirements may exclude individuals who pose a direct threat or significant risk to the health and safety of themselves or other employees.

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